Exhibit 24(b)(4.25)
ReliaStar Life Insurance Company
ENDORSEMENT

This Endorsement is part of the contract to which it is attached. It is applicable to a contract issued in connection with a qualified plan established under Section 457 of the Code.

A.	Delete the section entitled Fixed Annuity Payouts under Annuity Benefits and replace with the following:
Fixed Annuity Payouts
The dollar amount of all payments is fixed during the entire period of annuity payments, according to the provisions of the annuity payout option selected.

Guaranteed minimum Annuity Payout Option One and Two rates for Fixed Annuity Payouts are based upon
3% yearly interest and unisex rates derived from 1983 Mortality Table a.

Other Fixed Annuity Payout options may be available. Contact us for details.

In setting Fixed Annuity Payout rates, we consider many factors, including, but not limited to: investment yield rates; taxes; and contract persistency.

B.	The Annuity Payout Option Tables, as shown in the section entitled Annuity Benefits, of the underlying contract are replaced with the following tables:

155297-10	1	AC	-457

ANNUITY PAYOUT TABLE
OPTION ONE

Installments for Life with or without a Fixed Period Certain
Monthly Income for Each $1,000 of Contract Value

Fixed Period in Months

Age	None	120	Age	None	120

50	3.96	3.94	68	5.98	5.74
51	4.03	4.00	69	6.18	5.90
52	4.09	4.07	70	6.39	6.07
53	4.17	4.14	71	6.62	6.24
54	4.24	4.21	72	6.87	6.42

55	4.32	4.28	73	7.14	6.60
56	4.41	4.36	74	7.43	6.79
57	4.50	4.45	75	7.75	6.99
58	4.59	4.54	76	8.09	7.18
59	4.70	4.63	77	8.46	7.38

60	4.80	4.73	78	8.86	7.58
61	4.92	4.84	79	9.29	7.77
62	5.04	4.95	80	9.75	7.96
63	5.18	5.06	81	10.26	8.15
64	5.32	5.19	82	10.81	8.32

65	5.47	5.32	83	11.40	8.48
66	5.63	5.45	84	12.03	8.64
67	5.80	5.59	85	12.72	8.78

Instead of monthly installments, yearly, semi-annual or quarterly installments may be selected.
Amounts for ages not shown in this table may be obtained on request.

155297-10	2	AC	-457

ANNUITY PAYOUT TABLE
OPTION TWO
Joint and Survivor Annuity
Monthly Income for Each $1,000 of Contract Value

Joint Payee's Age

Payee's
Age	45	50	55	60	65	70	75	80	85
50	3.43	3.55	3.65	3.74	3.81	3.87	3.90	3.93	3.94
55	3.50	3.65	3.81	3.94	4.06	4.15	4.22	4.26	4.29
60	3.56	3.74	3.94	4.15	4.33	4.49	4.60	4.69	4.74
65	3.60	3.81	4.06	4.33	4.61	4.86	5.07	5.23	5.33
70	3.63	3.87	4.15	4.49	4.86	5.25	5.60	5.90	6.10
75	3.65	3.90	4.22	4.60	5.07	5.60	6.16	6.68	7.09
80	3.66	3.93	4.26	4.69	5.23	5.90	6.68	7.51	8.26
85	3.67	3.94	4.29	4.74	5.33	6.10	7.09	8.26	9.47

Amounts for ages not shown in this table may be obtained upon request.
This Endorsement shall be effective on the effective date of the contract.

/s/ Donald W. Britton

President
ReliaStar Life Insurance Company

155297-10	3	AC	-457